EXHIBIT 107.1
Calculation of Filing Fee Tables
Form S-8
Registration Statement Under
The Securities Act Of 1933
(Form Type)
WESTERN MIDSTREAM PARTNERS, LP
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common units representing limited partner interests	Rule 457(c) and Rule 457(h)	4,903,998	$37.89	$185,812,484.22	$138.10	$25,660.70
						per $1,000,000
Total Offering Amounts					$185,812,484.22		$25,660.70
Total Fee Offsets							—
Net Fee Due							$25,660.70
(1)    The Form S-8 registration statement to which this Exhibit 107.1 is attached (the “Registration Statement”) registers 4,903,998 common units representing limited partner interests (“Common Units”) of Western Midstream Partners, LP, a Delaware limited partnership (the “Registrant”), that may be delivered with respect to awards under the Western Midstream Partners, LP 2021 Long Term Incentive Plan (as amended from time to time, the “Plan”).
(2)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement shall be deemed to cover an indeterminate number of additional Common Units that may become issuable pursuant to the adjustment or anti-dilution provisions of the Plan.
(3)    The proposed maximum offering price per unit and proposed maximum aggregate offering price for the Common Units covered by this Registration Statement have been estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act based upon the average of the high and low sale prices of the Common Units as reported on the New York Stock Exchange on October 10, 2025 (a date within five business days prior to the date of filing the Registration Statement), which was equal to $37.89.